As filed with the Securities and Exchange Commission on February 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GROUP 1 AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0506313
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Gessner, Suite 500 Houston, TX	77024
(Address of Principal Executive Office)	(Zip Code)

GROUP 1 AUTOMOTIVE, INC. 2014 LONG TERM INCENTIVE PLAN

GROUP 1 AUTOMOTIVE, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Darryl M. Burman

800 Gessner, Suite 500

Houston, Texas 77024

(Name and address of agent for service)

(713) 647-5700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000 (1)(2)	$144.64 (3)	$144,640,000	$15,780.22
Deferred Compensation Obligations (4)	$10,000,000	N/A	$10,000,000	$1,091.00

(1)

This Registration Statement registers 1,000,000 shares of Group 1 Automotive, Inc.’s common stock, par value $0.01 per share (the “Common Stock”) to be issued under the Group 1 Automotive, Inc. 2014 Long Term Incentive Plan, as amended (the “LTIP”).

(2)

In addition to the shares set forth in this table, pursuant to Rule 416 of the Securities Act, the amount to be registered includes an indeterminate number of additional shares issuable upon adjustment due to stock splits, stock dividends, combination of shares and anti-dilution provisions and other adjustment provisions, as provided in the LTIP.

(3)

Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) and (h) under the Securities Act, the offering price of the shares is based on $144.64, the average of the high and low prices of a share of Common Stock, as reported by the New York Stock Exchange on February 18, 2021, a date within five business days of the date of this registration statement.

(4)

This registration statement registers $10,000,000 in Deferred Compensation Obligations, representing general unsecured obligations of Group 1 Automotive, Inc. (the “Registrant”) to pay deferred compensation from time to time in the future in accordance with the provisions of the Group 1 Automotive Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). Solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, the amount of Deferred Compensation Obligations being registered is based on an estimate of the amount of future contributions which, it is anticipated, may be made by or on behalf of participants in the Deferred Compensation Plan.

EXPLANATORY NOTE

The Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 1,000,000 shares of Common Stock that may be issued to eligible individuals pursuant to the LTIP, as well as an additional $10,000,000 in Deferred Compensation Obligations of the Registrant to be offered and sold under the Deferred Compensation Plan. The Registrant’s shareholders approved an additional 1,000,000 shares of Common Stock for issuance pursuant to the LTIP at the 2020 annual meeting of shareholders in connection with the First Amendment to the LTIP. Except as otherwise set forth below, the contents of the Registrant’s registration statement on Form S-8 relating to the LTIP, which was previously filed with the Commission on May 30, 2014 (File No. 333-196424), and the contents of the Registrant’s registration statements on Form S-8 relating to the Deferred Compensation Plan, which were previously filed with the Commission on each of August 1, 2007 (File No. 333-145034), May 27, 2004 (File No. 333-115962), and February 22, 2002 (File No. 333-83260), are all incorporated by reference into this Registration Statement, as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit Number	Description
5.1*	Opinion of Vinson & Elkins LLP

23.1*	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm.

23.3*	Consent of Ernst & Young LLP, an independent registered public accounting firm.

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

99.1	First Amendment to Group 1 Automotive, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.4 of Group 1 Automotive, Inc.’s Quarterly Report on Form 10-Q (File No. 1-13461) for the quarter ended September 30, 2020).

99.2	Group 1 Automotive, Inc. Deferred Compensation Plan, as Amended and Restated, effective January 1, 2021 (incorporated by reference to Exhibit 10.3 of Group 1 Automotive, Inc.’s Quarterly Report on Form 10-Q (File No. 1-13461) for the quarter ended September 30, 2020).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 24, 2021.

GROUP 1 AUTOMOTIVE, INC.

By:	/s/ Darryl M. Burman
Name: Darryl M. Burman
Title: Senior Vice President, General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darryl M. Burman as his or her true and lawful attorney-in-fact and agent, with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

[Signatures on Next Page]

Pursuant to the requirements of the Securities Act, this Registration Statement and the above Power of Attorney have been signed below by the following persons in the capacities indicated on February 24, 2021.

Name	Position

/s/ Earl J. Hesterberg	President and Chief Executive Officer and Director (Principal Executive Officer)
Earl J. Hesterberg

/s/ Daniel McHenry	Senior Vice President, Chief Financial Officer (Principal Financial Officer)
Daniel McHenry

/s/ Stephen D. Quinn	Chairman of the Board of Directors
Stephen D. Quinn

/s/ Carin Barth	Director
Carin Barth

/s/ Lincoln Pereira	Director
Lincoln Pereira

/s/ Steven P. Stanbrook	Director
Steven P. Stanbrook

/s/ Charles L. Szews	Director
Charles L. Szews

/s/ Anne Taylor	Director
Anne Taylor

/s/ Max P. Watson, Jr.	Director
Max P. Watson, Jr.

/s/ MaryAnn Wright	Director
MaryAnn Wright